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For Immediate Release
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Contact:  For St. John Knits:
          Roger G. Ruppert
          (949) 863-1171


     ST. JOHN SHAREHOLDERS OVERWHELMINGLY APPROVE BUYOUT

IRVINE, California (June 28, 1999) - St. John Knits, Inc. (NYSE:SJK) announced today that at a special shareholders' meeting held today, shareholders approved the $30 per share buyout proposal made by the Gray family and Vestar Capital Partners. The buyout proposal, which was first announced on December 8, 1998 and amended on February 2, 1999, is valued at about $520 million. Nearly 92% of those shareholders who voted cast their vote in favor of the transaction, while less than 8% voted against the transaction. About 80% of the total shares outstanding voted at the special meeting. Chairman and CEO, Bob Gray, said:
"We are pleased that such an overwhelming majority of the shareholders favored the transaction."

The Company, headquartered in Irvine, California, is a leading designer, manufacturer and marketer of women's clothing and accessories, sold principally under the St. John, Griffith & Gray and Marie Gray trade names. In addition, the Company's Retail Division operates eighteen boutiques and nine outlet stores.